Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Executive Vice President and Chief Financial Officer (919) 862-1000	G. Michael Freeman Associate Vice President, Investor Relations and Corporate Communications (919) 862-1000

Positive Results from Salix Pivotal Phase III Study of Rifaximin for the

Prevention and Maintenance of Remission of Hepatic Encephalopathy (HE)

Presented at Digestive Disease Week (DDW)

Data Shows Rifaximin Provided Significant Protective Effect in Preventing HE Breakthrough

and HE-Related Hospitalization

CHICAGO AND RALEIGH, June 1, 2009 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced the presentation of new data from its Phase III pivotal clinical trial evaluating the efficacy, safety and tolerability of rifaximin - a non-absorbed (<0.4%), gut selective antibiotic - in adult patients with hepatic encephalopathy (HE). These data, presented during two oral sessions at the annual meeting of Digestive Disease Week (DDW) being held this week in Chicago (May 30-June 4, 2009), demonstrated that rifaximin significantly reduced the risk of HE-related hospitalizations in patients with previous episodes of HE and showed a highly significant reduction in the risk of breakthrough HE during the six month study.

The new data come from two additional analyses of the pivotal Phase III, multinational, randomized, double-blind, placebo-controlled study of 299 patients with a history of HE. The data showed that patients who received rifaximin (1100 mg / day, dosed at 550 mg twice daily) for six months experienced a highly statistically significant reduction in the risk of breakthrough HE compared to those who received placebo (58% risk reduction, p<0.0001) in the intent to treat (ITT) population. One analysis presented today showed that rifaximin significantly reduced the risk of HE-related hospitalizations compared to placebo (50% risk reduction, p=0.01) during the six month treatment period. The other data analysis presented showed that rifaximin treatment after adjusting for significant prognostic factors (such as geographic location, age, sex, race, model for end-stage liver disease [MELD], and Conn score – that can contribute to breakthrough HE) resulted in a 60% risk reduction demonstrating a highly significant protective effect (p<0.0001) in preventing HE breakthrough.

“The findings in this study that rifaximin use decreases the hospitalization rate by 50 percent for those with frequent episodes of HE within only six months is quite impressive,” said Samuel H. Sigal, MD, Assistant Professor of Medicine, Weill Cornell Medical College, New York. “This represents a major advance for a condition that until now had limited options.”

The 299 patients were randomized to either rifaximin (n=140) 550 mg / bid, or placebo (n=159). Patients with cirrhosis who had ≥2 episodes of HE (defined as Conn score ≥2) within six months prior to screening and were currently in remission (defined as a Conn score = 0 or 1) were enrolled in the study. The primary endpoint was time to first breakthrough HE episode (increase of Conn score to ≥2; or a Conn score and asterixis grade increase of 1 each, if baseline Conn score = 0).

O144. The Effect of Prognostic Factors on the Maintenance of Remission in Hepatic Encephalopathy Patients Treated with Rifaximin

(Oral Presentation, Sunday, May 31, 2009, 10:30 - 10:45 AM CT, # 144)

In an oral presentation, Dr. Sigal and colleagues presented the results of an additional analysis of the Phase III study that demonstrated rifaximin significantly reduced the risk of breakthrough HE by 60% versus placebo (HR, 0.403; 95% confidence interval (CI), 0.264-0.617; p<0.0001) during the six month treatment period. The most influential prognostic factors for maintenance of remission in this covariate analysis were age (p=0.03) and MELD score (p=0.0003).

O66. Rifaximin Reduces Hospitalizations in Patients with Previous Episodes of Hepatic Encephalopathy: Results from a Phase 3 Placebo-Controlled Trial

(Oral Presentation: Sunday, May 31, 2009, 9:30 - 9:45 AM CT, #66)

In another oral presentation earlier today, Dr. Neff and colleagues presented the results of an additional analysis that showed rifaximin provided significant reduction in the risk of HE-related hospitalizations by 50% compared to placebo (hazard ratio=0.500; 95% CI, 0.287-0.873; p=0.01). The data also indicated on average that for every nine patients treated with rifaximin one fewer patient was hospitalized due to HE.

“This new data solidly supports the clinical efficacy of rifaximin in reducing the risk of HE-related hospitalization,” said Guy Neff, MD, MBA, Medical Director of Transplant and Associate Professor of Clinical Medicine, Hepatology and Transplant at the University of Cincinnati, College of Medicine. “As demonstrated in previously published pharmacoeconomic data, reducing recurrent HE events may reduce the need for HE-related hospitalization, thereby potentially decreasing the costs of care.”

Other Rifaximin Presentations at DDW

In addition to the presentations by Dr. Sigal and Dr. Neff, the DDW program includes the following rifaximin presentations:

•	Poster # M1197: DuPont, et al. The Role of Travelers’ Diarrhea in the Development and Worsening of PI-IBS. Monday June 1, 2009, 8:00 AM - 5:00 PM CT.

Embargoed until Monday, June 1, 2009, 8:00 AM CT.

•	Poster # T2052: DuPont, et al. In Vitro Assessment of Susceptibility of 359 Clostridium Difficile Isolates to Rifaximin. Tuesday, June 2, 2009, 8:00 AM - 5:00 PM CT.

Embargoed until Tuesday, June 2, 2009, 8:00 AM CT.

•	Poster # T2048: Rayapudi, et al. Rifaximin Salvage Therapy for Metronidazole-Resistant Clostridium Difficile Infection—a Prospective Pilot Trial. Tuesday, June 2, 2009, 8:00 AM - 5:00 PM CT.

Embargoed until Tuesday, June 2, 2009, 8:00 AM CT.

•

Poster # W1644: Pimentel, et al. Histological Changes of the Small Intestine Are Seen in the Acute Phase of Infection with Campylobacter Jejuni in a New Rat Model of Post-Infectious IBS. Wednesday, June 3, 2009, 8:00 AM - 5:00 PM CT.

Embargoed until Wednesday, June 3, 2009, 8:00 AM CT.

About Hepatic Encephalopathy

Hepatic encephalopathy (HE) is a neurological disorder caused by chronic liver failure resulting in cognitive, psychiatric, and motor impairments.1 The condition encompasses a wide spectrum of often reversible neuropsychiatric abnormalities caused by the inability of the liver to remove toxic products in the gut, most notably ammonia producing bacteria.2 When toxins reach the central nervous system, this condition can result in symptoms ranging in severity from mild cerebral function deficits to coma and characterized by: disruption in sleep patterns, changes in personality and intellectual capacity, high blood ammonia levels, altered neuromuscular activity and electroencephalogram (EEG) abnormalities.2,3

There are reported to be more than 100,000 patients in the United States (U.S.) with overt HE4 with the majority of cases caused by increased nitrogen load (GI bleeding, excess dietary protein, Azotemia), electrolyte imbalance and drug use (narcotics, tranquilizers and sedatives).5 HE occurs frequently in alcoholics with cirrhosis,1 a leading cause of death in the U.S.6 The number of cases of liver disease in the U.S. and around the world is rapidly increasing with more than 7 million people in the U.S. being diagnosed with chronic liver disease.7

About XIFAXAN® (rifaximin)

Rifaximin, which Salix markets in the United States under the trade name XIFAXAN® (rifaximin), currently is approved for the treatment of patients, 12 years of age or older, with travelers’ diarrhea caused by non–invasive strains of Escherichia coli. XIFAXAN (rifaximin) is a gut–selective antibiotic with negligible systemic absorption (<0.4%) and broad–spectrum activity in vitro against both gram–positive and gram–negative pathogens. Rifaximin has a similar tolerability profile to that of placebo and has activity against the most common TD pathogens. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24–48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (versus 19.7%), headache 9.7% (versus 9.2%), abdominal pain 7.2% (versus 10.1%) and rectal tenesmus 7.2% (versus 8.8%).

Rifaximin (550 mg) is currently in late stage development for the prevention of hepatic encephalopathy breakthrough and maintenance of remission of overt hepatic encephalopathy. Rifaximin has been granted orphan drug designation for the treatment of hepatic encephalopathy by the U. S. Food and Drug Administration. Additionally, rifaximin (550 mg) is under investigation in the United States as a treatment for irritable bowel syndrome.

Rifaximin has been used in Italy for 24 years and is approved in 33 countries. Salix acquired rights to market rifaximin in North America from Alfa Wassermann S.p.A. in Bologna, Italy. Alfa Wassermann markets rifaximin in Italy under the trade name Normix®.

About DDW

DDW is the largest international gathering of physicians, researchers and academics in the fields of gastroenterology, hepatology, endoscopy and gastrointestinal surgery. Jointly sponsored by the American Association for the Study of Liver Diseases, the American Gastroenterological Association (AGA) Institute, the American Society for Gastrointestinal Endoscopy and the Society for Surgery of the Alimentary Tract, DDW takes place May 30 – June 4, 2009, at McCormick Place, Chicago. The meeting showcases approximately 5,000 abstracts and hundreds of lectures on the latest advances in GI research, medicine and technology. For more information, visit www.ddw.org.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Morrisville, NC, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete with any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix also markets OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g., PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP,  75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. METOZOLVTM ODT (metoclopramide), vapreotide acetate, crofelemer and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information, please visit our Web site at www.salix.com or contact the Company at 919-862-1000. Information on our Web site is not incorporated into our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictable nature of the duration and results of regulatory review of new drug applications; market acceptance for approved products; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our need to return to profitability; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

# # #

References

1. National Institute on Alcoholism and Alcohol Abuse of the National Institutes of Health. Hepatic Encephalopathy. September 29, 2004. Available at: http://pubs.niaaa.nih.gov/publications/arh27-3/240-246.htm.

2. Blei AT, Co’rdoba J and The Practice Parameters Committee of the American College of Gastroenterology. Hepatic Encephalopathy. Practice Guidelines. Vol. 96, No. 7, 2001.

3. Abou-Assi S. Vlahcevic ZR. Hepatic encephalopathy. Metabolic consequence of cirrhosis often is reversible. Postgraduate Medicine. 109(2):52-4, 57-60, 63-5 passim, 2001 Feb.

4. Poordad FF. Review Article: The Burden of Hepatic Encephalopathy. Alimentary Pharmacology & Therapeutics. 25 Supplement 1:3-9, February 2007.

5. Worobetz, L.J. Hepatic Encephalopathy. First Principles of Gastroenterology. 2005. Accessed April 21, 2009. Available at: http://www.gastroresource.com/gitextbook/en/chapter14/14-13.htm.

6. Miniño AM, Heron MP, Murphy SL, Kochanek KD. Deaths: Final data for 2004. Centers for Disease Control and Prevention Web site. http://www.cdc.gov/nchs/data/nvsr/nvsr55/nvsr55_19.pdf. Updated October 10, 2007. Accessed January 20, 2008.

7. Everhart JE, editor. The burden of digestive diseases in the United States. US Department of Health and Human Services, Public Health Service, National Institutes of Health, National Institute of Diabetes and Digestive and Kidney Diseases. Washington, DC: US Government Printing Office, 2008; NIH Publication No. 09-6443 [pp. 111-114]